Exhibit 10.1

INTUITIVE SURGICAL, INC.

SEVERANCE PLAN

Introduction

It is expected that Intuitive Surgical, Inc. (herein, the “Company”) from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to employees and can cause such employees to consider alternative employment opportunities. The Board has determined that it is the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the employees, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

The Board believes that it is in the best interest of the Company and its shareholders to provide the Company’s employees with an incentive to continue their employment and to motivate these employees to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

The Board believes that it is imperative to provide the employees with certain severance benefits upon termination of employment following a Change of Control which provide these employees with enhanced financial security and provides efficient incentive and encouragement to the employees to remain with the Company notwithstanding the possibility of a Change of Control.

Accordingly, the following plan has been developed and adopted.

ARTICLE I

ESTABLISHMENT OF PLAN

1)	Establishment of Plan. As of the Effective Date, the Company hereby establishes a severance plan to be known as the “Severance Plan” (the “Plan”), as set forth in this document. The purposes of the Plan are as set forth in the Introduction.

2)	Applicability of Plan. The benefits provided by the Plan shall be available to Employees of the Company, as set forth in the Plan.

3)	Contractual Right to Benefits. The Plan establishes and vests in each Participant a contractual right to benefits to which he or she is entitled hereunder, enforceable by the Participant against the Company.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

1)	Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the term is capitalized.

a.	Base Compensation. “Base Compensation” shall mean the base salary and Target Bonus with respect to each Participant.

b.	Board. “Board” shall mean the Board of Directors of the Company.

c.	Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Participant in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Participant, (ii) the conviction of a felony, (iii) a willful act by the Participant which constitutes gross misconduct and which is injurious to the Company, and (iv) continued substantial violations by the Participant of the Participant’s employment duties which are demonstrably willful and deliberate on the Participant’s part after there has been delivered to the Participant a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Participant has not substantially performed his duties.

d.	Change of Control. “Change of Control” shall mean that occurrence of any of the following events:

i.	Any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

ii.	A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

iii.	There is consummated a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or the parent of the entity which survives such merger or consolidation; or

iv.	The stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least eighty percent (80%) of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

e.	COBRA. “COBRA” shall mean Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

f.	Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

g.	Company. “Company” shall mean Intuitive Surgical, Inc., a Delaware corporation, and any successor entities as provided in Article VI hereof.

h.	Disability. “Disability” shall mean that the Participant has been unable to perform his duties as an Employee as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Participant’s employment. In the event that the Participant resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

i.	Effective Date. “Effective Date” shall mean the date the Plan is approved by the Board, or such other date as the Board shall designate in its resolution approving the Plan.

j.	Employee. “Employee” shall mean an employee of the Company or any affiliate of the Company.

k.	ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

l.

Involuntary Termination. “Involuntary Termination” shall mean with respect to any Participant, other than Management Participants, (i) without the Participant’s express written consent, a reduction by the Company in the Base Compensation of the Participant as in effect by 10% or more or (ii) the relocation of the Participant to a facility or a location more than 25 miles from the Participant’s then present location, without the Participant’s express written consent. With respect to Management Participants, “Involuntary Termination” shall mean (i) without the Management Participant’s express written consent, the assignment to the Management Participant of any duties or the significant reduction of the Management Participant’s duties, authority or responsibilities, which is inconsistent with the Management Participant’s duties, authority or responsibilities in effect immediately prior to such assignment, or the removal of the Management Participant from such duties, authority or responsibilities; (ii) a reduction by the Company in the Base Compensation of the Management Participant as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the Management Participant is entitled immediately prior to such reduction with the result that the Management Participant’s overall benefits package is significantly reduced; (iv) the relocation of the Management Participant to a facility or a location more than 25 miles from the Management Participant’s then present location, without the Management Participant’s express written consent; (v) any purported termination of the Management Participant by the Company which is not effected for Disability or for Cause, or any purported termination for which the ground relied upon are not valid; (vi) the failure of the Company to obtain the assumption of the agreement by any successors contemplated in Article VI below; or (vii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Management Participant.

In order for a Participant to terminate employment in an Involuntary Termination, he or she must provide notice to the Company of the existence of the condition described in subsection II.1.l., within 30 days of the initial existence of the condition, and the Company shall have 30 days following receipt of such notice to remedy such condition and not make any payments hereunder in connection with such termination of employment.

m.	Management Participant. “Management Participant” shall mean a Participant who is at a director level or higher.

n.	Notice of Termination. “Notice of Termination” shall have the meaning as set forth in subsection IX.2 hereof.

o.	Participant. “Participant” shall mean an individual who meets the eligibility requirements of Article III.

p.	Plan. “Plan” shall mean this Intuitive Surgical, Inc. Severance Plan.

q.	Plan Administrator. “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan. The Plan Administrator may be, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan in whole or in part, notwithstanding that the Board has previously appointed a committee to act as Plan Administrator.

r.	Severance Payment. “Severance Payment” shall mean the payment of severance compensation as provided in Article IV hereof.

s.	Target Bonus. “Target Bonus” shall mean the maximum annual target bonus for each Participant under the Company’s bonus plan, determined without regard to any vesting or performance limitations set forth in the Company’s bonus plan.

t.

Termination Date. “Termination Date” shall mean (i) if a Participant’s employment is terminated by the Company for Disability, thirty (30) days after Notice of Termination is given to the Participant (provided that the Participant shall not have returned to the performance of the Participant’s duties on a full-time basis during such thirty (30) day period), (ii) if the Participant’s employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given, provided that if within thirty (30) days after the Company gives the Participant Notice of Termination, the Participant notifies the Company that a dispute exists concerning the termination, the Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected, or (iii) if the employment is terminated by the Participant, the date on which the Participant delivers the Notice of Termination to the Company.

ARTICLE III

ELIGIBILITY

Each Employee who (a) is not entitled to severance benefits and accelerated vesting on a termination of employment related to a Change of Control under another plan or agreement with the Company or an Affiliate, (b) is not, at the effective time of the Change of Control, on a leave of absence as to which reemployment rights are not guaranteed by applicable law and (c) has been an Employee for at least six (6) months prior to the Date of Termination, shall be a Participant in the Plan. Subject to subsection VII.2 hereof, a Participant shall cease to be a Participant in the Plan when he or she ceases to be an Employee, unless such Participant is entitled to payment of a Severance Payment by virtue of such cessation of employment as provided in the Plan. A Participant entitled to payment of a Severance Payment shall remain a Participant in the Plan until the full amount of the Severance Payment has been paid to the Participant.

ARTICLE IV

SEVERANCE PAYMENTS

1)	Right to Severance Payments/Timing. Notwithstanding any provision to the contrary in the Plan: (i) no amount shall be payable pursuant to this subsection IV.1 that constitutes deferred compensation within the meaning of Section 409A of the Code unless the Participant’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations and unless, on or prior to the 60th day following the Termination Date (A) the Participant executes a waiver and release of claims agreement in the Company’s customary form and (B) such waiver and release of claims agreement shall not have been revoked by the Participant prior to such 60th day; and (ii) if the Participant is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Participant is entitled under the Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Participant’s termination benefits shall not be provided to the Participant prior to the earlier of (A) the expiration of the six-month period measured from the date of the Participant’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Participant’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this subsection shall be paid in a lump sum to the Participant, and any remaining payments due under the Plan shall be paid as otherwise provided herein. The reimbursement of any expense under subsection IV.1.a shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.

a.	Termination Following A Change of Control. If a Participant’s employment terminates at any time within twelve (12) months after a Change of Control, then, subject to subsection IV.2 hereof, the Participant shall be entitled to receive severance payments as follows:

A.	Termination Without Cause or Due to Involuntary Termination. If the Company terminates a Participant’s employment with the Company without Cause or a Participant’s employment is terminated as a result of Involuntary Termination, then, the Participant shall be entitled to receive: (A) six (6) months of such Participant’s Base Compensation plus an additional one (1) month of such Participant’s Base Compensation for every year of Participant’s service with the Company, such severance not to exceed twelve (12) months; (B) six (6) months of monthly COBRA premiums, provided that Participant elects continued coverage under COBRA and (C) 100% vesting of all outstanding unvested equity awards that the Participant then holds. Payments made pursuant to clause (A) in the foregoing sentence shall be paid within sixty (60) days following the Termination Date.

B.	Termination Due to Voluntary Resignation or Termination For Cause. If the Participant’s employment terminated by reason of the Participant’s voluntary resignation (and is not an Involuntary Termination), or if the Participant is terminated for Cause, then the Participant shall not be entitled to receive severance or other benefits under the Plan and may only be entitled to receive severance or benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination other than the Plan.

C.	Termination Due to Disability or Death. If the Company terminates the Participant’s employment as a result of the Participant’s Disability, or such Participant’s employment is terminated due to the death of the Participant, then the Participant shall not be entitled to receive severance or other benefits under the Plan and may only be entitled to receive severance or benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such Disability or death.

b.	Termination Apart from Change of Control. In the event a Participant’s employment is terminated for any reason, prior to the occurrence of a Change of Control or after the twelve (12)-month period following a Change of Control, then the Employee shall not be entitled to receive severance or other benefits under the Plan and shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing severance and benefit plans and policies at the time of such termination other than the Plan.

2)

Parachute Payments. In the event it shall be determined that any payment or distribution to or for a Participant’s benefit which is in the nature of compensation and is contingent on a change in the ownership or effective control of the Company or the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable pursuant to this Plan or otherwise (a “Payment”), would constitute a “parachute payment” under Section 280G(b)(2) of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit received by such Participant if no such reduction was made. The specific Payments that shall be reduced pursuant to this paragraph and the order of such reduction shall be determined by the Company in its sole discretion. For purposes of this paragraph, “net after-tax benefit” shall mean (i) the Payments which the Participant receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Taxes imposed with respect to the Payments. All calculations necessary to determine the applicability of this paragraph shall be performed by a nationally recognized accounting firm designated by the Company, whose conclusions shall be final and binding on the Company and any Participant.

ARTICLE V

OTHER RIGHTS AND BENEFITS NOT AFFECTED

1)	Other Benefits. Except as otherwise provided in Article III herein, neither the provisions of the Plan nor the Severance Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant’s rights as an Employee, whether existing now or hereafter, under any benefit, incentive, retirement, stock option bonus, stock purchase plan, or any employment agreement or other plan or arrangement.

2)	Employment Status. The Plan does not constitute a contract of employment or impose on the Participant of the Company any obligation to retain the Participant as an Employee, to change status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. The Participant’s employment is and shall continue to be at-will, as defined under applicable law. If the Participant’s employment with the Company or a successor entity terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by the Plan, or as may otherwise be available in accordance with the Company’s established employee plans and practices or other agreements with the Company at the time of termination.

3)	Taxation of Plan Payments. All Severance Payments paid pursuant to the Plan shall be subject to regular payroll and withholding taxes.

ARTICLE VI

SUCCESSORS TO COMPANY AND PARTICIPANTS

1)	Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under the Plan and agree expressly to perform the obligations under the Plan. For all purposes under the Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of the Plan by operation of law.

2)	Participant’s Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

ARTICLE VII

DURATION, AMENDMENT AND TERMINATION

1)	Duration. The Plan shall terminate upon the earlier of (i) the date that all obligations of the Company or successor entities hereunder have been satisfied, or (ii) twelve (12) months after a Change of Control, unless sooner terminated as provided in Section VII.2. A termination of the Plan pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the Plan.

2)	Amendment and Termination. The Board shall have the discretionary authority to amend the Plan in any respect, including as to the removal or addition of Participants by resolution adopted by a two-thirds or greater majority of the Board, unless a Change of Control has previously occurred. The Plan may be terminated by resolution adopted by a two-thirds or greater majority of the Board. If a Change of Control occurs, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

3)	Form of Amendment. The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. A proper amendment of the Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder. A proper termination of the Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder.

ARTICLE VIII

PLAN ADMINISTRATION

1)	Claims Procedure

a.	Claim Must Be Submitted in Writing. In the event of a dispute over benefits, a person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as “Claimant”) may file a written claim for such benefits with the Plan Administrator. The Plan Administrator shall determine the Claimant’s rights to benefits under the Plan.

b.	Requirements For Notice of Denial. If a claim is wholly or partially denied, the Plan Administrator shall provide the Claimant with a notice of denial, written in a manner calculated to be understood by the Claimant, setting forth:

i.	The specific reason for such denial;

ii.	Specific references to the Plan provisions on which the denial is based;

iii.	A description of any additional material or information necessary for the Claimant to perfect the claim with an explanation of why such material or information is necessary; and

iv.	Appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review, including the time limits applicable to such procedures, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review.

The notice of denial shall be given within a reasonable time period but no later than ninety (90) days after the claim is filed, unless special circumstances require an extension of time for processing the claim. If such extension is required, written notice shall be furnished to the Claimant within ninety (90) days of the date the claim was filed stating the special circumstances requiring an extension of time and the date by which a decision on the claim can be expected, which shall be no more than one-hundred eighty (180) days from the date the claim was filed.

c.	Claimant’s Rights if Claim Denied. The Claimant and/or his representative shall, upon request, be promptly provided with a review, in writing of a denied claim and may:

i.	Request upon written application to the Plan Administrator to review and/or copy free of charge, pertinent Plan documents, records, and other information relevant to the Claimant’s claim; and

ii.	Submit issues and submit documents, records and other information relating to the claim;

provided that such appeal specifies each of Claimant’s contentions and is made within sixty (60) days of the date the Claimant receives notification of the denied claim. The decision on review shall be made by the Plan Administrator, which may, in its discretion, hold a hearing on the denied claim. The review shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit claim determination.

d.

Time Limit on Review of Denied Claim. Upon receipt of a request for review, the Plan Administrator shall provide written notification of its decision to the Claimant stating the specific reasons and referencing specific Plan provisions on which its decision is based, written in a manner calculated to be understood by the Claimant and including a statement that the Claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits, as well as a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA. The decision shall ordinarily be made within sixty (60) days after receiving the written request for review unless special circumstances require an extension for processing the review. If such an extension is required, the Plan Administrator shall notify the Claimant of such special circumstances and of the date, no later than one-hundred twenty (120) days after the original date the review was requested, on which the Plan Administrator shall notify the Claimant of its decision. In any event, the decision on review shall be delivered to the Claimant as soon as possible, but not later than five (5) days after the claim determination is made.

e.	No Legal Recourse Until Claims Procedure Exhausted. In the event of any dispute over benefits under the Plan, all remedies available to the disputing individual under this subsection VIII.1 must be exhausted before legal recourse of any type is sought.

2)	Arbitration. If the appeal of a Claimant is denied, or if the outcome of said appeal is unsatisfactory to the Claimant, the sole remedy hereunder shall be arbitration as set forth below. Any dispute or controversy arising under or in connection with the Plan shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect, conducted before a panel of three arbitrators sitting in a location selected by the Employee within fifty (50) miles from the location of his or her job with the Company. In consideration for the Claimant’s waiver of his or her right to litigate any such dispute or controversy in a court of law, and notwithstanding any contrary provisions of California law regarding allocation of attorney fees, cost and expenses in arbitration proceedings, the Company agrees to pay, on a monthly basis, the reasonable attorney fees, cost and expenses (as determined by the arbitrator) incurred in good faith by the Claimant in connection with any such arbitration regardless of the outcome of the arbitration. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded.

ARTICLE IX

NOTICE

1)	General. Notices and all other communications contemplated by the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notice shall be addressed to him or her at the home address which is most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

2)	Notice of Termination. Any termination by the Company for Cause or by the Participant as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto (“Notice of Termination”). Such Notice of Termination shall indicate the specific termination provision in the Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date. The failure by the Participant to include in the Notice of Termination any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing his or her rights hereunder.

ARTICLE X

MISCELLANEOUS PROVISIONS

1)	No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any payment contemplated by the Plan, nor shall any such payment be reduced by any earnings that the Participant may receive from any other source.

2)	Severability. The invalidity or unenforceability of any provision or provisions of the Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

3)	No Assignment of Benefits. The rights of any person to payments or benefits under the Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

4)	Employment Taxes. All payments made pursuant to the Plan will be subject to withholding of applicable income and employment taxes.

5)	Assignment by Company. The Company may assign its rights under the Plan to an affiliate, and an affiliate may assign its rights under the Plan to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of the Plan shall mean the corporation that actually employs the Participant.

6)	Non-Duplication of Benefits. Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under the Plan more than one time. The Plan is designed to provide certain severance pay and benefits to Participants pursuant to the terms and conditions set forth in the Plan.

7)	Waiver. Any party’s failure to enforce any provision or provisions of the Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan. The rights granted to the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

8)	Section 409A. The parties acknowledge and agree that, to the extent applicable, the Plan shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely exemption from or compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”). Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under the Plan may be subject to Section 409A, the Company may adopt such limited amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to the Plan or (b) comply with the requirements of Section 409A.

ARTICLE XI

ERISA REQUIRED INFORMATION

1)	Plan Sponsor. The Plan sponsor and administrator is:

Intuitive Surgical, Inc.

1266 Kifer Road, Building 101

Sunnyvale, CA 94086

2)	Designated Agent. Designated agent for service of process:

General Counsel

Intuitive Surgical, Inc.

1266 Kifer Road, Building 101

Sunnyvale, CA 94086

3)	Plan Records. Plan records are kept on fiscal year basis.

4)	Funding. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.